EXHIBIT 3.2

                     CERTIFICATE OF AMENDMENT TO ARTICLES OF
            INCORPORATION OF PROJECT IV, INC., A NEVADA CORPORATION


     1.   The name of the Corporation is Project IV, Inc. (the "Corporation").


     2.   The articles have been amended as follows:


                                   ARTICLE I.
                                      NAME.

          The name of the Corporation shall be Crowfly, Inc.


                                   ARTICLE IV.
                                  CAPITAL STOCK

          The number of shares that the Corporation is authorized to issue shall be Eight Hundred Million (800,000,000) shares of Common Stock having a par value of $.001 per share.


     3. The sole shareholder of the Corporation cast all of the issued and outstanding shares of common stock of the Corporation in favor of the foregoing amendments and therefore the percentage of outstanding shares voting in favor of the amendments was 100%.





     4.   Officer signature:            /s/ John Gandy
                                        ----------------------
                                        John Gandy, President
                                        November 11, 2002